Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2018
THIRD QUARTER ENDED OCTOBER 28, 2017

Consolidated Results

Third Quarter

Sales

Third quarter net sales increased 1% to $717 million in Fiscal 2018 from $711 million in Fiscal 2017. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	3rd Qtr	3rd Qtr
Same Store and Comparable Direct Sales:	FY18	FY17
Journeys Group	4%	(8)%
Schuh Group	4%	0%
Lids Sports Group	(6)%	2%
Johnston & Murphy Group	(1)%	1%
Total Genesco	1%	(3)%

The Company’s same store sales decreased 2% while comparable direct sales increased 24% for the third quarter of Fiscal 2018 compared to a 4% decrease in same store sales and a 7% increase in comparable direct sales in the same period last year.

Gross Margin

Third quarter gross margin was 49.4% this year compared with 50.0% last year, primarily reflecting lower gross margin in all of the Company’s business segments, except Johnston & Murphy Group. Increased shipping and warehousing costs from higher e-commerce sales accounted for almost half of this difference.

SG&A

Selling and administrative expense for the third quarter this year was 45.0% compared to 44.3% of sales last year. The increase in expenses as a percentage of sales reflects increased expenses in all of the Company’s business segments, except Johnston & Murphy Group.

Goodwill Impairment, Asset Impairment and Other Items
In the third quarter of Fiscal 2018, primarily because of the sustained decline of the Company’s market value to a level below book value and underperformance relative to projected operating results, particularly in the Lids Sports Group, the Company concluded that it was appropriate to conduct an interim assessment of the recoverability of the carrying value of the goodwill on its balance sheet. Based upon this assessment, the

Exhibit 99.2

Company recognized the full impairment of goodwill in the Lids Sports Group and recorded a non-cash impairment charge of $182.2 million in the third quarter this year.

The asset impairment and other charge of $1.4 million for the third quarter of Fiscal 2018 includes $0.9 million in hurricane losses and $0.5 million for asset impairments. The previous year’s third quarter asset impairment and other charge of $0.6 million was asset impairments. The goodwill impairment charge and asset impairment and other charge are referred to as “Excluded Items” in the discussion below.

Operating Income (Loss)

Genesco’s operating loss for the third quarter was ($152.4) million this year compared with earnings of $40.3 million last year. Adjusted for the Excluded Items in both periods, operating income for the third quarter was $31.3 million this year compared with $40.9 million last year. Adjusted operating margin was 4.4% of sales in the third quarter of Fiscal 2018 and 5.8% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Interest Expense

Net interest expense for the quarter was flat at $1.5 million compared to last year.

Pretax Earnings (Loss)
The pretax loss for the quarter was ($153.9) million in Fiscal 2018 compared to pretax earnings of $38.9 million last year. Adjusted for the Excluded Items in both years, pretax earnings for the quarter were $29.8 million in Fiscal 2018 compared to $39.4 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was -7.1% in Fiscal 2018 compared to 33.2% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items, was 33.9% in Fiscal 2018 compared to 35.2% last year. The lower adjusted tax rate for this year reflects higher weighting of foreign income and heavier weighting of income tax credits. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Earnings (Loss) From Continuing Operations After Taxes

The loss from continuing operations was ($164.8) million, or ($8.55) loss per diluted share, in the third quarter of Fiscal 2018, compared to $25.9 million, or $1.30 per diluted share, in the third quarter last year. Adjusted for the Excluded Items in both periods and using the adjusted tax rates, third quarter earnings from continuing operations were $19.7 million, or $1.02 per diluted share in Fiscal 2018, compared with $25.5 million, or $1.28 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Exhibit 99.2

Segment Results
Lids Sports Group

Lids Sports Group’s sales for the third quarter decreased 9.5% to $181 million from $200 million last year, reflecting a decrease in the Group’s store count of 90 stores in the last year and negative comparable sales. Comparable sales, including both same store and comparable direct sales, decreased 6% this year compared to an increase of 2% last year.

The Group’s gross margin as a percent of sales decreased 110 basis points primarily reflecting increased promotional activity. SG&A expense as a percent of sales increased 190 basis points, reflecting the inability to leverage expenses due to the negative comparable sales for the quarter, partially offset by decreased bonus expenses.

The Group’s third quarter operating income for Fiscal 2018 was $2.0 million, or 1.1% of sales, down from $8.2 million, or 4.1% of sales, last year.

Journeys Group

Journeys Group’s sales for the quarter increased 6.2% to $334 million from $314 million last year.
Combined comparable sales increased 4% for the third quarter of Fiscal 2018 compared with an 8% decrease last year.

Gross margin for the Journeys Group decreased 60 basis points in the quarter due primarily to lower initial margins due to changes in product mix and higher shipping and warehouse expenses. The Journeys Group’s SG&A expense increased 30 basis points as a percent of sales for the third quarter, reflecting increased selling salaries and advertising expenses, partially offset by decreased rent and credit card expenses.

The Journeys Group’s operating income for the third quarter of Fiscal 2018 was $24.3 million, or 7.3% of sales, compared to $25.7 million, or 8.2% of sales, last year.

Schuh Group
Schuh Group’s sales for the quarter increased 12.7% to $101 million, compared to $90 million last year. Schuh Group sales increased $2.2 million due to increases in exchange rates during the third quarter this year compared to the same period last year. Total comparable sales increased 4% compared to flat comparable sales last year.

Gross margin for Schuh Group decreased 10 basis points in the quarter due primarily to lower initial margins due to changes in sales mix and increased promotional activity, mostly offset by improved margins from certain product categories. Schuh Group’s SG&A expense increased 20 basis points due to foreign exchange gains in the prior year and increased bonus expense, partially offset by decreased selling salaries and depreciation expense.

Schuh Group’s operating income for the third quarter of Fiscal 2018 was $7.1 million, or 7.0% of sales compared with $6.6 million, or 7.3% of sales last year.

Exhibit 99.2

Johnston & Murphy Group

Johnston & Murphy Group’s third quarter sales increased 2.8%, to $74 million, compared to $72 million in the third quarter last year.

Johnston & Murphy wholesale sales increased 3% for the quarter. Combined comparable sales decreased 1% for the third quarter of Fiscal 2018 compared to a 1% increase last year.

Johnston & Murphy’s gross margin for the Group increased 40 basis points in the quarter primarily due to improved initial margins due to higher selling prices. SG&A expense as a percent of sales was flat. The Group’s rent expense increased for the third quarter, but this was offset by decreased selling salaries and advertising expenses.

The Group’s operating income for the third quarter of Fiscal 2018 was $5.3 million or 7.1% of sales, compared to $4.9 million, or 6.8% of sales last year.

Licensed Brands

Licensed Brands’ sales decreased 23.0% to $26 million in the third quarter of Fiscal 2018, compared to $34 million in the third quarter last year. Over half of the decreased sales are due to the loss of SureGrip Footwear, which was sold in the fourth quarter of Fiscal 2017, and the remaining decrease was primarily due to decreased sales of one smaller license and the expiration of a small footwear license.

Gross margin was down 300 basis points due to lower initial margins, reflecting the sale of SureGrip Footwear, which carried the group’s highest gross margin, and reduced margins obtained on the sell-off of the remaining inventory on an expired license plus increased margin assistance compared to last year due to the difficult retail environment for casual shoes.

SG&A expense as a percent of sales increased 50 basis points due to increased royalty and advertising expenses, partially offset by decreased bad debt expense.

Operating income for the third quarter of Fiscal 2018 was $1.2 million or 4.4% of sales, compared to $2.7 million, or 7.9% of sales, last year.

Corporate

Corporate expenses, which exclude a $182.2 million goodwill impairment charge, were $10.0 million or 1.4% of sales for the third quarter of Fiscal 2018, compared to $7.7 million or 1.1% of sales, last year. Adjusted for the applicable Excluded Items, corporate expenses were $8.5 million this year compared to $7.1 million last year, reflecting reversed bonus accruals in the prior year and increased professional fees and other corporate expenses. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet
Cash

Cash at the end of the third quarter was $51 million compared with $31 million last year. We ended the quarter with $28 million in U.K. debt, compared with $40 million in U.K. debt last year. Domestic revolver borrowings were $195 million at the end of the third quarter this year compared to $186 million for the third quarter last year. The domestic revolver borrowings included $21 million related to Genesco (UK) Limited

Exhibit 99.2

and $39 million related to GCO Canada, with $135 million in U.S. dollar borrowings at the end of the third quarter of Fiscal 2018.

We did not repurchase any shares in the third quarter of Fiscal 2018. As of the end of the third quarter of Fiscal 2018, we still have about $24 million remaining under the most recent buyback authorization. We repurchased 747,000 shares in the third quarter of Fiscal 2017 for a cost of $39.8 million at an average price of $53.34.

Inventory

Inventories decreased 3% in the third quarter of Fiscal 2018 on a year-over-year basis. Retail inventory per square foot increased 1%.

Capital Expenditures and Store Count
For the third quarter, capital expenditures were $37 million, including the expansion of the Journeys distribution center, and depreciation and amortization was $19 million. During the quarter, we opened 16 new stores and closed 34 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,604 stores compared with 2,655 stores at the end of the third quarter last year, or a decrease of 2%. Square footage was down 1% on a year-over-year basis, including the Macy’s locations and flat excluding the Macy’s locations. The store count as of October 28, 2017 included:

Lids stores (including 113 stores in Canada)	864
Lids Locker Room Stores (including 29 stores in Canada)	168
Lids Clubhouse stores	22
Journeys stores (including 46 stores in Canada)	927
Little Burgundy	36
Journeys Kidz stores	246
Shï by Journeys stores	28
Schuh Stores	132
Johnston & Murphy Stores and Factory stores (including 7 stores in Canada)	181

Total Stores	2,604

Locker Room by Lids in Macy’s stores	123
Total Stores and Macy’s Locations	2,727

Exhibit 99.2

For Fiscal 2018, we are forecasting capital expenditures in the range of $130 to $135 million and depreciation and amortization of about $78 million. Projected square footage is expected to be down approximately 1% for Fiscal 2018. Our current store openings and closing plans by chain are as follows:

Actual Jan 2017		ProjectedNew	Projected Conv	ProjectedClosings	Projected Jan 2018

Journeys Group	1,249	45	0	(61)	1,233
Journeys stores (U.S.)	900	13	0	(36)	877
Journeys stores (Canada)	44	2	0	0	46
Little Burgundy	36	4	0	0	40
Journeys Kidz stores	230	26	0	(6)	250
Shï by Journeys	39	0	0	(19)	20

Johnston & Murphy Group	177	7	0	(3)	181

Schuh Group	128	7	0	(2)	133

Lids Sports Group	1,240	17	0	(92)	1,165
Lids hat stores (U.S.)	770	10	0	(35)	745
Lids hat stores (Canada)	112	4	1	(4)	113
Locker Room stores (U.S.)	146	1	2	(17)	132
Locker Room stores (Canada)	35	0	(1)	(5)	29
Clubhouse stores	26	0	(2)	(3)	21
Locker Room by Lids (Macy’s)	151	2	0	(28)	125

Total Stores	2,794	76	0	(158)	2,712

Comparable Sales Assumptions in Fiscal 2018 Guidance
Our guidance for Fiscal 2018 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Actual	Actual	Actual	Guidance
	Q1	Q2	Q3	Q4	FY18
Journeys Group	(5)%	1%	4%	4 - 5%	1 - 2%
Lids Sports Group	1%	(2)%	(6)%	(10) - (9)%	(5) - (4)%
Schuh Group	10%	3%	4%	4 - 5%	4 - 5%
Johnston & Murphy Group	(3)%	(1)%	(1)%	4 - 5%	0 - 1%
Total Genesco	(1)%	0%	1%	0 - 1%	(1) - 1%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins, growth and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the effects of proposed tax reform legislation on the Company’s effective tax rate, including the potential for a significant, one-time, non-cash charge to adjust the Company’s deferred tax asset; the level of chargebacks from credit card users for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; effects on local consumer demand or on the national economy related to hurricanes or natural disasters; competition in the Company's markets, including online and including competition from some of the Company’s vendors in both the licensed sports and branded footwear markets; fashion trends that affect the sales or product margins of the Company's retail product offerings as well as the lack of new fashion trends that might drive business, and the Company’s ability to respond to fashion shifts quickly and effectively; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, including weakness related to planned closings of anchor, and department and other stores and other factors, and the extent and pace of growth of online shopping; risks related to the potential for terrorist events, especially in malls and shopping districts; the imposition of tariffs on imported products; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; the performance of athletic teams, interest in athletic teams and leagues, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, changes in partnerships between professional and collegiate sports organizations and the vendors that provide their uniforms and merchandise at retail, and other sports-related events or changes, including the timing of major sporting events, that may affect the Company’s Lids Sports Group retail businesses, including period-to-period comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, including tax consequences related thereto, especially in view of the Company’s recent market valuation; unexpected changes to the market for the Company's shares, including but not limited to changes related to general disfavor of the retail sector by investors; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.